Exhibit 99.1

ARROW ELECTRONICS, INC. 9201 E. DRY CREEK ROAD CENTENNIAL, CO 80112 303-824-4000

ARROW ELECTRONICS Names Sean J. Kerins chief operating officer

-- Kristin D. Russell Named President, Global Enterprise Computing Solutions --

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo. – Dec. 28, 2020 -- Arrow Electronics, Inc. (NYSE:ARW) announced that Sean J. Kerins has been named the company’s chief operating officer. He will continue to report to Michael J. Long, chairman, president, and chief executive officer.

Previously, Mr. Kerins served as president of Arrow’s global enterprise computing solutions business since 2014. Prior to that, he was president of the North American region for the enterprise computing solutions business since 2010 and was vice president of storage and networking since 2007. Prior to joining Arrow, Mr. Kerins spent ten years at EMC in sales, marketing, and professional services roles around the world. Earlier in his career, he held progressively senior roles at Coopers & Lybrand Consulting, and served as an industrial engineer with General Motors.

Mr. Kerins holds a bachelor’s degree in engineering from Syracuse University and a Master of Business Administration degree from Northwestern University’s Kellogg School of Management.

“Sean’s leadership and proven track record at Arrow make him the ideal executive to advance innovation across our global sales, marketing, and operations,” said Mr. Long. “Our commitment to succession planning provides continuity and certainty to our customers and suppliers.”

Kristin D. Russell succeeds Mr. Kerins as president of global enterprise computing solutions. Ms. Russell previously served as president of Arrow’s global services business since 2016. Prior to joining Arrow, Ms. Russell spent two years as managing director for public and private sectors at Deloitte Consulting and, from 2011 to 2014, served as secretary of technology and chief information officer for the State of Colorado. Earlier in her career, she held progressively senior roles at Oracle and Sun Microsystems.

Ms. Russell holds a bachelor’s degree in international affairs from the University of Colorado.

“Kristin’s leadership and extensive industry experience will serve the company well as she succeeds Sean in leading our global enterprise computing solutions business,” Mr. Long said.

Ms. Russell and David A. West, president, global components, will report to Mr. Kerins.

Arrow Electronics guides innovation forward for over 175,000 leading technology manufacturers and service providers. With 2019 sales of $29 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

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Contact:	Steven O’Brien
Vice President, Investor Relations
303-824-4544

Media Contact:	John Hourigan
Vice President, Global Communications
303-824-4586